Exhibit 5.1

Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144

March 27, 2026

Board of Directors Allegiant Travel Company 1201 North Town Center Drive Las Vegas, Nevada 89144

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

I have acted as counsel to Allegiant Travel Company, a Nevada corporation (“Allegiant”), in connection with the Registration Statement on Form S-4 (File No. 333-) (the “Registration Statement”) to be filed on the date hereof by Allegiant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).

The Registration Statement relates to the registration of shares of common stock, par value $0.001 per share, of Allegiant (the “Shares”), to be issued pursuant to the Agreement and Plan of Merger, dated as of January 11, 2026 (the “Merger Agreement”), by and among Allegiant, Sun Country Airlines Holdings, Inc., a Delaware corporation (“Sun Country”), Mirage Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Allegiant, and Sawdust Merger Sub, LLC, a Nevada limited liability company and a direct wholly owned subsidiary of Allegiant. This opinion is being furnished in accordance with the requirements of Item 21 of the Commission’s Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, I have examined and relied upon the following:

(a)	an executed copy of the Merger Agreement;

(b)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(c)	a copy of Allegiant’s Articles of Incorporation, dated as of April 4, 2006;

(d)	a copy of the Bylaws of Allegiant, effective as of May 1, 2006, as amended, and

(e)	a copy of certain resolutions adopted by the Board of Directors of Allegiant, adopted on January 11, 2026.

I have also examined  such records of Allegiant and  such other documents and matters of law as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than Allegiant, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of Allegiant and others and of public officials. In rendering the opinion stated herein, I have also assumed that (i) when issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with such transfer agent and registrar has been issued by such transfer agent, (ii) the issuance of the Shares will be properly recorded in the share registry of Allegiant and (iii) the due authorization and issuance of all outstanding shares of Sun Country, par value $0.01 per share.

I am qualified to practice law in the State of Nevada. The opinion set forth herein is rendered in my capacity as Senior Vice President and Senior Counsel of Allegiant and is expressly limited to and based exclusively on Chapter 78 of Nevada Revised Statutes, and I do not purport to be an expert on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. I express no opinion concerning, and I assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules, or regulations.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the issuance of Shares pursuant to the Meger Agreement has been duly authorized by all requisite corporate action on the part of Allegiant under Chapter 78 of Nevada Revised Statutes, and when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (ii) the stockholders of Sun Country have adopted the Merger Agreement, (iii) the stockholders of Allegiant have approved the issuance of Shares pursuant to the Merger Agreement, (iv) the mergers contemplated by the Merger Agreement have been consummated in accordance with the Merger Agreement, and (v) the Shares are issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. I also consent to the reference therein to my name under the heading “Legal Matters” in the Registration Statement and in the related joint proxy statement/prospectus contained therein. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Robert Goldberg
Robert Goldberg
Senior Vice President and Senior Counsel